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Exhibit 11

CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2002	2001
Per share income (loss) from continuing operations:
Income (loss) from continuing operations	$5,216	$(2,820)

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	25,699	21,768
Shares attributable to common stock equivalents outstanding	439	—

	26,138	21,768

Per share income (loss) from continuing operations	$0.20	$(0.13)

Per share discontinued operations:
Loss from discontinued operations	$—	$(6,982)

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	25,699	21,768
Shares attributable to common stock equivalents outstanding	439	—

	26,138	21,768

Per share loss from discontinued operations	$—	$(0.32)

Net income (loss)	$5,216	$(9,802)

Weighted average common shares outstanding:
Shares attributable to common stock outstanding	25,699	21,768
Shares attributable to common stock equivalents outstanding	439	—

	26,138	21,768

Per share net income (loss)	$0.20	$(0.45)

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  Exhibit 11
CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (In thousands, except per share amounts) (Unaudited)